Exhibit 99.1

Michael McConnell

Chief Financial Officer and Treasurer

503-469-4652

mmcconnell@digimarc.com

Leslie Constans

Digimarc Public Relations

503-469-4620

lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Corporation Reports Second Quarter 2005 Results

Beaverton, OR – Aug. 9, 2005 – Digimarc Corporation (NASDAQ: DMRC), a leading supplier of secure identity solutions and advanced technology for use in media management, today reported its financial results for the second quarter ended June 30, 2005.  Second quarter revenue totaled $24.8 million, 5% higher than revenues of $23.5 million in the comparable period of 2004. Second quarter net loss totaled $6.2 million, or $0.30 per diluted share, compared with net loss of $1.3 million, or $0.06 per diluted share, for the same period last year.

Second quarter operating expenses totaled $15.2 million, up from operating expenses of $10.0 million for the second quarter of 2004. Approximately $2.0 million of the increase came from general and administrative functions, primarily related to internal and external accounting and legal costs associated with the Company’s 2003 and 2004 restatement efforts, its 2004 audit, and increased recurring costs associated with efforts to comply with Sarbanes-Oxley. Investments in sales and marketing and research and development resulted in an increase in operating expenses of approximately $2.5 million.

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was a negative $1.2 million for the second quarter of 2005 compared to a negative $1.8 million in the first quarter of 2005.  EBITDA is calculated by adjusting net income for the effects of interest, taxes, depreciation, and amortization.  Cash utilized in operations improved considerably from $4.3 million in the first quarter of 2005 to approximately $600,000 in the second quarter.  The Company reduced its overall cash burn rate from $9.5 million in the prior quarter to $5.4 million in the second quarter. Reductions in receivables and inventory and lower capital expenditures were the key drivers of improved cash flow results.

According to Digimarc Chairman and CEO, Bruce Davis, “In our second quarter, following a prolonged review and restatement of prior period financial performance, we improved cash flow and continued making improvements to our financial operations, as demonstrated in the timely filing of Q2 financial statements. In parallel, we have been taking various measures to improve operational efficiency and effectiveness, and our responsiveness to customers, moving with all due speed and deliberation toward better financial performance without sacrificing our ability to serve our customers well and grow the business.”

Davis continued, “As the operational aspects of our business are settling down and improving, we are very conscious of the need to improve our financial performance while gearing up for what we expect will be a period of significant opportunities fueled by new federal legislation affecting the U.S. driver license market. We are also encouraged by developments in the media and entertainment industries, where we see a growing appreciation of the value of our proprietary digital watermarking technology.”

Second quarter business highlights:

•                  Introduced Digimarc ID Validation Suite solution and partnerships with AssureTec, Intelli-Check and Syscan to help state and federal government agencies combat identity theft and fraud while meeting the ID authentication and archiving requirements of the REAL ID Act and Homeland Security Presidential Directive 12.

•                  Launched a new version of Digimarc’s IDMarc™ digital watermarking software development kit optimized to help government issuers of International Civil Aviation Organization (ICAO)-compliant travel documents, including chip-based ePassports, improve border security and deter counterfeiting with covert, machine-readable ID authentication capabilities.

•                  Added veteran business executives, William Miller and Bernard Whitney (and Buzz Waterhouse early in the third quarter), to Digimarc’s Board of Directors, bringing a wealth of experience in developing effective strategies for managing the financial and operational aspects of high-growth technology companies.

•                  Surpassed production of the 10 millionth Mexico voter ID, one of that country’s most commonly used forms of secure identification for voting and conducting business, from Digimarc’s secure central issuance facilities in Mexico.

•                  Showcased the anti-piracy and content identification benefits that the entertainment industry is reaping from digital watermarking-based applications in a presentation before the Congressional Entertainment Industries Caucus – the day after a U.S. Supreme Court ruling in a landmark copyright infringement case identified digital watermarking as one of the technological innovations available today that could help copyright holders and peer-to-peer (P2P) networks reduce copyright infringement.

Conference Call

Digimarc will hold its second quarter 2005 earnings conference call Tuesday, Aug. 9, 2005, at 2 p.m. PDT / 5 p.m. EDT.  The call will be open to the general public and the media and will be broadcast live by Web cast at www.digimarc.com and www.streetevents.com. At Digimarc’s Web address, the call will be available by clicking on the “Q2 Earnings Release Conference Call” icon on the “Investor Relations Events” page.  This Web cast will also be available for later listening at www.digimarc.com/investor/events.asp and www.streetevents.com for two weeks following the live call.  Thereafter, the Web cast will be archived and available at http://www.digimarc.com/investor/events.asp under the subcategory “Company Presentations.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading supplier of secure identity solutions and advanced technology for use in media management.

Digimarc provides products and services that enable the production of more than 60 million personal identification documents, including two-thirds of U.S. driver licenses and IDs for more than 20 countries.  Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 200 issued U.S. patents and more than 50 foreign issued patents, with more than 4,000 claims, and more than 400 pending patent applications in digital watermarking, personal identification and related technologies.

The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and international offices in London and Mexico. Please go to www.digimarc.com for more Company information.

Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004
			(Restated)		(Restated)
Revenue:
Service	$21,616	$19,596	$18,462	$41,212	$35,529
Product and subscription	3,137	4,783	5,012	7,920	11,603
Total revenue	24,753	24,379	23,474	49,132	47,132

Cost of Revenue:
Service	14,878	13,140	11,292	28,018	21,255
Product and subscription	1,089	2,353	3,472	3,442	8,353
Total cost of revenue	15,967	15,493	14,764	31,460	29,608

Gross Profit:
Service	6,738	6,456	7,170	13,194	14,274
Product and subscription	2,048	2,430	1,540	4,478	3,250
Total gross profit	8,786	8,886	8,710	17,672	17,524

Percentage of gross profit to revenues:
Service	31%	33%	39%	32%	40%
Product and subscription	65%	51%	31%	57%	28%
Percentage of total gross profit to total revenues	35%	36%	37%	36%	37%

Operating expenses:
Sales and marketing	3,898	3,815	2,840	7,713	5,403
Research, development and engineering	3,001	2,483	1,550	5,484	3,272
General and administrative	6,999	7,004	5,027	14,003	9,855
Amortization of intangibles	1,339	811	552	2,150	1,189
Total operating expenses	15,237	14,113	9,969	29,350	19,719

Operating income (loss)	(6,451)	(5,227)	(1,259)	(11,678)	(2,195)

Other income (expense), net	297	184	172	481	372
Income (loss) before provision for income taxes	(6,154)	(5,043)	(1,087)	(11,197)	(1,823)
Provision for income taxes	(63)	(77)	(184)	(140)	(234)
Net income (loss)	$(6,217)	$(5,120)	$(1,271)	$(11,337)	$(2,057)

Net income (loss) per share - basic	$(0.30)	$(0.25)	$(0.06)	$(0.55)	$(0.10)
Net income (loss) per share - diluted	$(0.30)	$(0.25)	$(0.06)	$(0.55)	$(0.10)

Weighted average shares - basic	20,468	20,453	20,276	20,461	20,244
Weighted average shares - diluted	20,468	20,453	20,276	20,461	20,244

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$21,232	$18,489
Short-term investments	8,375	25,068
Total cash, cash equivalents and investments	29,607	43,557
Accounts receivable, net	15,031	14,674
Inventory, net	8,414	8,858
Other current assets	2,958	1,779
Total current assets	56,010	68,868

Restricted cash	7,287	8,279
Property and equipment, net	66,581	63,975
Intangibles, net	19,086	21,162
Other assets, net	871	1,003
Total assets	$149,835	$163,287

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,443	$11,424
Accrued payroll and related costs	3,497	2,161
Deferred revenue	4,820	4,854
Other current liabilities	1,698	1,492
Total current liabilities	17,458	19,931

Other long-term liabilities	1,047	1,112

Stockholders’ equity	131,330	142,244
Total liabilities and stockholders’ equity	$149,835	$163,287

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
			June 30,
	June 30, 2005	March 31, 2005	2004	June 30, 2005	June 30, 2004
			(Restated)		(Restated)
Cash flows from operating activities:
Net loss	$(6,217)	$(5,120)	$(1,271)	$(11,337)	$(2,057)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,124	3,430	2,992	8,554	5,784
Stock-based compensation expense	151	51	—	202	—
Change in allowance for doubtful accounts	105	(33)	78	72	88
Other non-cash charges	(25)	17	21	(8)	(7)
Changes in operating assets and liabilities:
Restricted cash	1,084	(92)	—	992	(4)
Trade and unbilled accounts receivable	1,116	(1,545)	515	(429)	(2,915)
Inventory	591	(147)	450	444	255
Other current assets	(1,401)	222	548	(1,179)	139
Other assets, net	30	102	6	132	75
Accounts payable	(1,762)	(2,219)	(954)	(3,981)	3,492
Accrued payroll and related costs	71	1,265	(193)	1,336	548
Deferred revenue	199	(233)	1,470	(34)	1,051
Other liabilities	323	1	(102)	324	(103)
Net cash provided by (used in) operating activities	(611)	(4,301)	3,560	(4,912)	6,346
Cash flows from investing activities:
Purchase of property and equipment	(1,812)	(2,212)	(11,047)	(4,024)	(15,781)
Capitalization of labor costs	(1,952)	(3,003)	(2,839)	(4,955)	(6,432)
Sale or maturity of short-term investments	48,794	42,744	39,785	91,538	84,006
Purchase of short-term investments	(42,378)	(32,467)	(38,056)	(74,845)	(73,701)
Net cash provided by (used in) investing activities	2,652	5,062	(12,157)	7,714	(11,908)
Cash flows from financing activities:
Net proceeds from issuance of common stock	175	—	741	175	1,850
Principal payments under capital lease obligations	(117)	(117)	(19)	(234)	(90)
Net cash provided by (used in) financing activities	58	(117)	722	(59)	1,760
Net increase (decrease) in cash and cash equivalents	2,099	644	(7,875)	2,743	(3,802)

Digimarc Corporation

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) Information

(in thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004
			(Restated)		(Restated)
Net loss	(6,217)	(5,120)	(1,271)	(11,337)	(2,057)
Adjustments to calculate EBITDA:
Provision for taxes	63	77	184	140	234
Interest income, net	(215)	(202)	(178)	(417)	(376)
Depreciation and amortization	5,124	3,430	2,992	8,554	5,784
EBITDA	(1,245)	(1,815)	1,727	(3,060)	3,585

About EBITDA

EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to EBITDA).  The reconciliation of GAAP and Non-GAAP Financial Measures for the three and six months ended June 30, 2005 and 2004 and the three months ended March 31, 2005 is included in the above tables.  Management of the Company believes that EBITDA is helpful to investors as an indicator of the current financial performance of the Company and its capacity to fund capital expenditures and working capital requirements.  EBITDA is commonly used as a measure of performance and it is used by securities analysts, investors and other parties in evaluating the Company.  Due to the nature of the Company’s government programs business and revenue recognition policies, the Company incurs significant non-cash charges for depreciation and amortization that it does not incur in association with revenues generated in the media and entertainment solutions area of the business.  Therefore, the Company believes that by providing the calculation of EBITDA it will help investors better understand Digimarc’s underlying financial performance and ability to generate cash flow from operations.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This release contains certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to expectations of future financial results and related information, statements relating to opportunities created by industry and legislative developments, statements relating to the health of the Company’s market, and other statements of management’s opinion or expectations, such as statements containing the words “believes,” “expects,” “estimates,” “anticipates” or words of similar import or statements of management’s opinion. These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially due to, among other things, the failure of the potential markets for the Company’s digital watermarking technology to develop as anticipated, the adoption of alternative technologies within these markets, the inability of the Company to become profitable, and changes in other economic, business, competitive, technological and/or regulatory factors and trends.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.  More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission, including but not limited to those described in the Company’s Form 10-Q for the quarterly period ended March 31, 2005, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Overview”, “Critical Accounting Policies and Estimates”, “Liquidity and Capital Resources”, and “Risk Factors” and in Part I, Item 4 thereof (“Controls and Procedures”).

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